Exhibit 99.1

Mateon Enters into Merger Agreement with Oncotelic

- Forms Late Clinical-Stage Cancer Immunotherapy Company Focusing on TGF-ß RNA Therapeutics

SOUTH SAN FRANCISCO, CA AND AGOURA HILLS, CA, April 18, 2019 – Mateon Therapeutics, Inc. (OTCQB:MATN) and Oncotelic Inc., a privately-held, late clinical-stage cancer immunotherapy company, announced today that they have entered into a definitive agreement with respect to a merger, creating a publicly traded immuno-oncology company with a robust pipeline of first in class TGF-ß immunotherapies for late stage cancers such as gliomas, pancreatic cancer and melanoma.

“We believe that the merger of Oncotelic and Mateon will create a combined company that can generate shareholder value through a promising pipeline of next generation immunotherapies targeting several significant cancer markets where there is a paucity of therapeutic options and lack of an effective immunotherapy protocol,” said Vuong Trieu, Ph.D., Co-Founder, Chairman and Chief Executive Officer of Oncotelic. “We chose Mateon due to the synergies between the two organizations’ pipelines, including the natural synergy of Mateon’s CA4P necrotic cell death product candidate and Oncotelic’s proprietary self-immunization protocol (SIP) platform, particularly our TGF-ß inhibitor OT-101.”

“Our priority has been to continue our mission to help patients and to provide meaningful value to our stockholders,” said William D. Schwieterman, M.D., Mateon’s President and Chief Executive Officer. “After a review of their pipeline, and a thorough consideration of potential strategic alternatives, we have concluded that a merger with Oncotelic, which has multiple late clinical-stage product candidates in areas of unmet medical need, offers our best opportunity to create such value. I look forward to completing this merger expeditiously and working with the full Oncotelic team as clinical trial milestones occur in 2019 and beyond.”

SIP® Platform

Oncotelic’s SIP® Platform is based on novel and proprietary sequential treatment of cancers with OT-101, an antisense against TGF-ß2 combined sequentially with widely used chemotherapies. This sequential treatment has resulted in many instances in patients’ self-immunization against their own tumors, resulting in robust response and survival. In some cases, this was curative. The use of OT-101 has lifted the immunosuppression in local tumor environment allowing for effective initial priming of the immune response. The subsequent chemotherapy-released neoantigens have served as a boost to bolster the immune system against the tumors. Judicious placement of immune expanders such as IL-2 and/or checkpoint inhibitors within the immunization protocol is expected to have dramatic impact on survival.

Growing Product Pipeline

Oncotelic is developing OT-101 in combination with chemotherapy for the treatment of gliomas and pancreatic cancers. Oncotelic plans to initiate several Phase 3 registration trials for OT-101 in multiple cancer indications, including gliomas and pancreatic cancers.

During phase 2 clinical trials in gliomas (Study G004) and pancreatic cancer, melanoma, and colorectal cancers (Study P001), meaningful clinical benefits were observed with favorable safety profiles. These clinical benefits included long term survival as well as tumor reduction. These findings have been presented at recent scientific conferences recently and are available for viewing at www.oncotelic.com.

Merger Terms

In the transaction, Mateon will issue 41,000,033 shares of common stock and 193,713 shares of newly designated Series A preferred stock to Oncotelic shareholders. Each share of Series A preferred stock will be convertible into 1,000 shares of common stock, and will be automatically converted into common stock following stockholder approval of additional authorized shares of common stock or a reverse split. Assuming the conversion of all preferred shares, current Oncotelic stockholders would own 85% of the combined company, and current Mateon stockholders will own 15%.

In addition to their ownership position in the newly combined company, Mateon stockholders of record as of the business day immediately preceding the closing date of the merger will receive a contingent value right (CVR) related to Mateon’s drug candidates OXi4503 and CA4P. CVR holders are entitled to receive 75% of the net proceeds in excess of $0.5 million from a sale of assets relating to these two drug candidates for a four-year period following the merger. The CVRs will not be registered to trade on any stock exchange, and new discoveries related to these drug candidates are not subject to payment obligations under the CVR.

The merger is subject to customary conditions to closing including the approval by Oncotelic’s shareholders. Approval is expected within one business day, and the merger is expected to close on or about April 22, 2019.

In connection with the merger agreement, the company has entered into a series of bridge financing agreements for the issuance of debentures with a face amount of up to $1.2 million. The first tranche of convertible debentures with a face value of $600,000 is expected to fund shortly following the closing of the merger. A second tranche of convertible debentures, also aggregating $600,000, is available if requested by the company. The debentures will be issued at a discount of 10% and convertible into common stock at a fixed price of $0.10 per share for six months, if not repaid by the company. The company can repay the debentures in accordance with a sliding schedule of premiums over a six month period, after which the debentures are convertible into common stock at a discount to the stock price at the time of conversion.

Management Team

Following the close of the merger transaction, the management team will be comprised of

•	Chief Executive Officer - Vuong Trieu, PhD, Co-Founder, Chairman, CEO of Oncotelic

•	Chief Medical Officer - Fatih Uckun, MD, PhD

•	Chief Technology Officer - Chulho Park, PhD, Co-Founder and Chief Business Officer of Oncotelic

•	Chief Financial Officer - Matthew M. Loar, currently Chief Financial Officer of Mateon.

Board of Directors

At the close of the merger, the board of directors will consist of Vuong Trieu, PhD, Co-Founder, Chairman, CEO of Oncotelic and William D. Schwieterman, M.D., President and Chief Executive Officer of Mateon.

Following a requisite period of notice to stockholders, additional directors will include:

•

Steve King, formerly CEO of Peregrine and its subsidiary Avid Bioservices for over 15 years during which time the company advanced its lead compound though phase 3 development while growing annual revenues to over $55M

•	Anthony Maida MBA PhD, Audit chair at three Nasdaq listed companies. Dr. Maida has been involved in the clinical development of immunotherapy for 27+ years at various C levels.

About Mateon Therapeutics, Inc.

Mateon is a biopharmaceutical company developing investigational drugs for the treatment of orphan oncology indications, with programs in acute myeloid leukemia and immuno-oncology. Mateon is committed to leveraging its product development expertise and intellectual property to bring improved and medically necessary new therapies to cancer patients worldwide. More information is available at www.mateon.com

About Oncotelic, Inc.

Oncotelic is a privately held cancer immunotherapy company dedicated to the development of first in class in self-immunization protocol (SIP©) as a durable cure for difficult to treat cancers. This therapeutic cancer vaccine has broad-spectrum applicability for multiple cancer types and does not require extraction of the tumor and isolation of the antigen for immunization- a lengthy/laborious process with limited clinical effectiveness. It showed promising clinical activity in phase 2 trials for the treatment of gliomas and pancreatic cancers. The company aims to translate its unique insights spanning more than three decades with original work at Genetic Therapy Inc using adenovirus as RNA therapeutics to the current deployment of antisense as RNA therapeutics for diseases caused by TGF-beta overexpression including cancer. The founding team of Oncotelic was part of the team who developed Abraxane® as chemotherapeutic agents for breast, lung, melanoma, and pancreatic cancer. Abraxane® was approved in 2005 and has $1B in sales annually. The team later on led the development and commercialization of Cynviloq®, a next-generation Abraxane. Cynviloq® was acquired by NantPharma. Oncotelic intends to leverage its deep expertise in oncology and RNA therapeutic drug development to promote the eventual cure and eradication of cancers. For more information, please visit www.oncotelic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” “believe” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, clinical development, and scope of clinical trials and the reporting of clinical data for Oncotelic’s product candidate OT-101, and the potential use of the companies’ product candidates to treat various cancer indications. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Except as required by law, neither Mateon nor Oncotelic assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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Contact Information:

Mateon Therapeutics, Inc.

Matthew M. Loar

Email: ir@mateon.com

Oncotelic Inc.

David Nam

info@oncotelic.com